Exhibit 99.1
MediaAlpha Announces $16 Million Private Stock Repurchase
Los Angeles, CA (November 12, 2026) – MediaAlpha, Inc. (NYSE: MAX), the insurance industry’s leading programmatic customer acquisition platform, today announced that it has repurchased 1.13 million shares of its Class A common stock from an affiliate of White Mountains Insurance Group, Ltd. (NYSE: WTM) for approximately $16.0 million. MediaAlpha bought the shares in a privately negotiated transaction at $14.15 per share, a discount of approximately 5.5% to the closing price of its Class A common stock on November 11, 2026. The repurchased shares will be canceled and retired.
“We opportunistically repurchased a significant number of shares at a discount to the market price because we are confident in MediaAlpha’s strategy, execution, and multi-year growth prospects,” said Tigran Sinanyan, Chief Financial Officer of MediaAlpha. “Including this transaction, we have repurchased $131 million of our stock since July 2025, or approximately 18% of our shares outstanding at that time, and we expect stock repurchases to be a part of our capital allocation strategy for the foreseeable future.”
White Mountains, MediaAlpha’s largest stockholder, has been an investor since 2014. Following the transaction, White Mountains owned approximately 11.3 million shares of MediaAlpha’s Class A common stock, representing approximately 19% of its total outstanding shares.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about MediaAlpha’s confidence in its strategy, execution and multi-year growth prospects, and its expectations regarding cash flow generation, continued investment, and returning capital to shareholders. These forward-looking statements reflect MediaAlpha’s current expectations with respect to, among other things, future events and our financial performance, expectations about our industry, and management’s beliefs and certain assumptions made by management, which, by their nature, are inherently uncertain. These factors are subject to risks and uncertainties that could cause actual results to differ materially, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission, including under “Risk Factors” in MediaAlpha’s Annual Report on Form 10-K for the year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q. These factors should not be construed as exhaustive. MediaAlpha undertakes no obligation to update any forward-looking statement, except as required by law.
About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,150 active partners, in addition to our agent partners, we connect insurance carriers with online shoppers and generated over 141 million Consumer Referrals in 2025. Our programmatic advertising technology powered $2.2 billion in spend in 2025 on brand,

Exhibit 99.1
comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries. For more information, please visit www.mediaalpha.com.
Investor Contact
Investors@mediaalpha.com